Exhibit 99.1

1 Fountain Square Chattanooga, TN 37402 www.unum.com

FOR IMMEDIATE RELEASE

Contacts
MEDIA	Jim Sabourin	423 294 6300
INVESTORS	Thomas A. H. White	423 294 8996
	Madhavi Venkatesan	423 294 1630

Unum Names Bishop Executive Vice President and General Counsel

CHATTANOOGA, Tenn. (Sept. 30, 2008) – Unum Group (NYSE:UNM) today announced that Liston Bishop III has been appointed executive vice president and general counsel for the company.

Bishop has served as Unum’s interim general counsel since February 2008. He joins the company from Miller & Martin PLLC, a prominent law firm with offices in Atlanta, Chattanooga and Nashville, where he has practiced corporate and securities law since 1979. He also served as vice president and deputy general counsel for Coca-Cola Enterprises, where his responsibilities included securities law compliance and corporate governance.

“Bo has done an outstanding job as interim general counsel and brings to Unum substantial knowledge and experience in corporate and securities law,” said Thomas R. Watjen, president and chief executive officer. “He is the right person to lead our legal and regulatory efforts, and I am confident he will continue to be a significant contributor to our senior leadership team and a valued advisor to our board of directors.”

As general counsel, Bishop will have responsibility for Unum’s legal, compliance and regulatory functions. He will report to Watjen and will be based in Chattanooga.

Bishop received both his undergraduate degree and law degree with honors from the University of North Carolina at Chapel Hill.

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ABOUT UNUM

Unum (www.unum.com) is one of the leading providers of employee benefits products and services and the largest provider of group and individual disability income protection insurance in the United States and the United Kingdom.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.